EXHIBIT 8.1



                             [CADWALADER LETTERHEAD]





August 19, 1999




World Omni Lease Securitization L.P.
6150 Omni Park Drive
Mobile, Alabama  36609

Re:   World Omni 1999-A Automobile Lease Securitization Trust

Dear Sirs:

         We have acted as special federal income tax counsel to World Omni Lease Securitization, L.P. (the "Transferor") in connection with the filing of a Registration Statement on Form S-1 (File No. 333-74455) with the Securities and Exchange Commission (the "Commission") as originally filed on March 16, 1999 (such registration statement, together with the exhibits and any amendments thereto, the "Registration Statement"), including a form of prospectus contained therein (the "Prospectus"), relating to the offering of approximately $330,000,000 aggregate principal amount of World Omni 1999-A Automobile Lease Securitization Trust Floating Rate Automobile Lease Asset Backed Notes, Class A-1 (the "Class A-1 Notes"), approximately $310,000,000 aggregate principal amount of World Omni 1999-A Automobile Lease Securitization Trust Floating Rate Automobile Lease Asset Backed Notes, Class A-2 (the "Class A-2 Notes"), approximately $249,000,000 aggregate principal amount of World Omni 1999-A Automobile Lease Securitization Trust Floating Rate Automobile Lease Asset Backed Notes, Class A-3 (the "Class A-3 Notes") and approximately $184,472,000 aggregate principal amount of World Omni 1999-A Automobile Lease Securitization Trust Floating Rate Automobile Lease Asset Backed Notes, Class A-4 (the "Class A-4 Notes") and, together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the "Notes") to be issued pursuant to an Indenture dated as of August 1, 1999 (the "Indenture"), between Chase Manhattan Bank, Delaware, as owner trustee and Harris Trust & Savings Bank, as indenture trustee (the "Trustee").

         As such counsel, we have reviewed the Registration Statement, the Prospectus, the form of the Indenture filed as an exhibit to the Registration Statement, the forms of the Notes included in the Indenture and such agreements, instruments, certificates and other documents as we have deemed necessary for the

World Omni Lease                      -2-                        August 19, 1999
Securitization L.P.




purposes of this opinion. In addition, we have examined such questions of law as we have deemed necessary for purposes of this opinion.

         We have advised the Registrant with respect to material federal income tax consequences of the proposed issuance of the Notes. This advice is summarized under the headings "Summary -- Tax Status" and "Material Income Tax Considerations -- Federal Taxation" in the Prospectus. Such description does not purport to discuss all possible Federal income tax ramifications of the proposed issuance, but with respect to those material federal income tax consequences that are discussed, in our opinion the description is accurate in all material respects.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name under the headings "Material Income Tax Considerations -- Federal Taxation" and "Legal Matters" in the Prospectus, without implying or admitting that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,




/s/ Cadwalader, Wickersham & Taft